Exhibit 3.3

                            ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.


         The undersigned, as President and Chief Executive Officer of Appliance Recycling Centers of America, Inc., a corporation subject to the provisions of Chapter 302A of the Minnesota Statutes (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors, by the required vote of said Directors, on February 7, 1997, pursuant to which the Board of Directors (a) declared a share combination in the form of a 1-for-4 reverse stock split of the outstanding shares of Common Stock of the Corporation and (b) decreased the authorized Common Stock of the Corporation:

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby declares a 1-for-4 stock combination (reverse stock split) of the outstanding Common Stock of the Corporation held by all shareholders of record as of the close of business on February 21, 1997 (the "Record Date"), with each holder of record of Common Stock of the Corporation as of the Record Date to be deemed the owner of one share of Common Stock for each four shares of Common Stock owned by such holder as of such date;

         FURTHER RESOLVED, that fractional shares of Common Stock shall not be issued, and that any fractional shares that would result in connection with a 1-for-4 stock combination (reverse stock split) shall be rounded up to the nearest whole number of shares of Common Stock;

         FURTHER RESOLVED, that the Board of Directors hereby authorizes the amendment of the Corporation's Articles of Incorporation decreasing the shares of authorized capital stock from twenty million (20,000,000) shares, without par value, to five million (5,000,000) shares, without par value.

         FURTHER RESOLVED, that, to effect said amendment, Article 3, paragraph A of the Corporation's Articles of Incorporation hereby is amended to read as follows:


                          "ARTICLE 3. AUTHORIZED SHARES

                           The total number of shares of stock which the
                  corporation shall have authority to issue is five million (5,000,000) shares, all of which shares shall be Common Stock without par value."

         FURTHER RESOLVED, that, following the amendment of the Corporation's Articles of Incorporation and upon the surrender of old certificates evidencing ownership of pre-combination shares of the Corporation's Common Stock, the Corporation's transfer agent hereby is authorized and directed to issue, countersign and register certificates for up to an aggregate of the full number of shares of Common Stock issuable in accordance with the foregoing stock combination (reverse stock split) and the President and any other officer are hereby authorized to instruct the transfer agent with respect to the issuance of such shares and any restrictive legends thereon;

         FURTHER RESOLVED, that the number of shares reserved for issuance under the Corporation's Stock Option Plan be reduced from 600,000 shares of Common Stock to 150,000 shares of Common Stock to appropriately reflect the foregoing 1-for-4 stock combination (reverse stock split) and that each outstanding stock option of the Corporation issued pursuant to such plan, and the exercise price with respect to each such option, be appropriately adjusted to reflect the foregoing 1-for-4 stock combination (reverse stock split); and

         FURTHER RESOLVED, that the Corporation's officers are hereby authorized and directed to execute such documents and certificates and to take such other actions and incur such other expenses as they may deem necessary to effectuate the stock combination (reverse stock split), including, but not limited to, the execution and filing of Articles of Amendment with the Minnesota Secretary of State.

         I further certify that the Amendment to the Articles of Incorporation referred to in the foregoing resolutions will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of capital stock of the Corporation and will not result in the percentage of authorized shares that remains unissued after the stock combination exceeding the percentage of authorized shares that were unissued before the stock combination.

IN WITNESS WHEREOF, I have set my hand this 7th day of February, 1997.


                                            /s/ Edward R. Cameron
                                           ----------------------
                                           Edward R. Cameron
                                           President and Chief Executive
                                           Officer


                                           State of Minnesota
                                           Filed - Duplicate Copy
                                           February 12, 1997
                                            /s/ Joan Anderson Growe
                                           Secretary of State